Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in 1) this Current Report on Form 8-K/A, 2) Registration No. 333-210588 on Post-Effective Amendment Form S-8 to Form S-4, 3) Registration Statement Nos. 333-213508, 333-200320, 333-185004, 333-107489, and 333-113943 on Form S-8, and 3) Registration Statement No, 333-200314-02 on Form S-3, of our reports dated November 13, 2015 (March 11, 2016 as to the effect of the change in presentation of segment operating income described in Note 16 to the consolidated financial statements) relating to the consolidated financial statements and financial statement schedule of Johnson Controls International plc (formerly known as Tyco International plc) (the “Company”) and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Current Report on Form 8-K dated March 11, 2016.

/s/Deloitte & Touche LLP
New York, New York
October 3, 2016